Exhibit 6.6

October 24, 2017

Reference is hereby made to the Convertible Promissory Note, issued on or around May 8, 2017 by Monogram Otthopaedics Inc. (the "Company") to Ronald W. Lennox for $50,000, attached hereto as Exhibit A (the "Promissory Note"). An initial tranche of $28,000 was invested on or around May 8, 2017, and the Promissory Note contemplated a second tranche of $22,000. The undersigned, desire to amend the Promissory Note to update the $22,000 to $28,000, and the $50,000 to $56,000, to reflect the actual second tranche amount invested on or around the date hereof by Ronald W. Lennox.

By:	/s/ Ronald W. Lennox
Ronald W. Lennox

Monogram Orthopaedics Inc.

By:	/s/ Ronald W. Lennox
Ronald W. Lennox